EXHIBIT 10.8

Severance Benefit letters in the form attached hereto were given by the Company to 31 of its employees, including Anthony M. Vincent.

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TO:                                                            November 7, 1996

FROM:  John L. Morgan

                               SEVERANCE BENEFIT

        As you know, the Company recently announced a possible sale of the Company (the Transaction). This letter describes the severance benefit that the Compensation Committee of the Board of Directors has approved in contemplation that the Transaction will be completed.

        You have been selected to participate in the American Filtrona Corporation Severance Benefit Plan (the Severance Plan). A summary plan description for the Severance Plan will be distributed in the near future.
You will receive a severance benefit if (a) your employment with the Company and its Affiliates is terminated without Cause before the second anniversary of the Control Change Date or (b) you resign from the Company and its Affiliates with Good Reason before the second anniversary of the Control Change Date.

        Your benefit under the Severance Plan will equal 100% of your base pay as in effect on the date you terminate employment or the Control Change Date, whichever is larger. Your benefit will be paid in a single sum, in cash. Applicable income and employment taxes will be deducted from the severance benefit.

        The terms "Affiliate," "Control Change Date," "Cause" and "Good Reason" are defined in the Severance Plan. Those definitions will also be included in the SPD.

        The Compensation Committee approved the Severance Plan subject to the completion of the Transaction. No payments will be made under the Severance

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Plan if the Transaction is not completed. In addition, the Compensation
Committee reserved the right to amend or withdraw the Severance Plan at any time before the completion of the Transaction.